Exhibit 5.2

[LETTERHEAD OF MCGUIREWOODS LLP]

March 9, 2010

Bank of America Corporation

Bank of America Corporate Center

100 North Tryon Street

Charlotte, North Carolina 28255

Re:	The United States Department of Treasury’s offering of 121,792,790 Warrants to Purchase Common Stock of Bank of America Corporation

Ladies and Gentlemen:

We have acted as counsel to Bank of America Corporation, a Delaware corporation (the “Corporation”), in connection with the offer and sale by the United States Department of Treasury (the “Treasury”) of 121,792,790 warrants having an original issue date of October 28, 2008 (the “Warrants”), representing the right to purchase an aggregate of up to that same number of shares (the “Warrant Shares”) of the Corporation’s common stock, par value $0.01 per share, pursuant to the Underwriting Agreement dated March 3, 2010 (the “Underwriting Agreement”), among the Corporation, the Treasury, and the underwriters named on Schedule I of the Underwriting Agreement.

As such counsel, we have examined and are familiar with (a) the Corporation’s Registration Statement on Form S-3 (Registration No. 333-158663) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), and (b) the Prospectus dated April 20, 2009 and the Final Prospectus Supplement dated March 3, 2010 (as so supplemented, the “Prospectus”), filed with the Commission pursuant to Rule 424(b) under the Securities Act, relating to the offer and sale by the Treasury of the Warrants. In addition, we have examined and are familiar with such originals, photocopies or certified copies of the Warrants in global form, the Warrant Agreement dated as of March 3, 2010, among the Corporation, Computershare Trust Company, N.A. and Computershare Inc. (the “Warrant Agreement”), such records of the Corporation and its subsidiaries, certificates of officers of the Corporation and of public officials, and such other documents as we have deemed relevant or necessary as the basis for the opinions set forth below. In such examinations, we have assumed the legal capacity of natural persons, the genuineness of all signatures on, and the authenticity of, all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as photocopies thereof and the authenticity of the originals of such copies. In addition, with your permission, we have expressly assumed the due authorization, execution and delivery of the Warrant Agreement by all parties other than the Corporation. We have also relied upon statements of fact contained in documents that we have examined in connection with our representation of the Corporation.

Based solely upon the foregoing, and in reliance thereon, and subject to the limitations, qualifications and exceptions set forth below, we are of the opinion that the Warrants have been duly authorized and validly issued and constitute valid and binding obligations of the Corporation enforceable in accordance with their terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or other similar laws affecting the rights of creditors now or hereafter in effect, and to equitable principles that may limit the right to specific enforcement of remedies; and that when issued, delivered to and paid for by the exercising holder of the Warrants in accordance with the terms of the Warrants, the Warrant Shares will be validly issued, fully paid and nonassessable.

We hereby consent to be named in the Registration Statement as attorneys who passed upon the legality of the Warrants and the Warrant Shares and to the filing of a copy of this opinion as part of the Corporation’s Current Report on Form 8-K to be filed with the Commission for the purpose of including this opinion as part of the Registration Statement.

Very truly yours,

/s/ MCGUIREWOODS LLP

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